December 30, 2002

Accessor Capital Management LP
1420 Fifth Avenue, Suite 3600
Seattle, WA  98101

Re:  Additional Funds or Classes of Shares

Ladies and Gentlemen:

A registration statement was filed on November 1, 2002, in connection with fifteen series of Accessor Funds, Inc. to include a new class of shares, the C Class. The registration statement is expected to be effective on December __, 2002, and the C Class Shares should open for operations shortly thereafter.

Pursuant to Section 13 ADDITIONAL PORTFOLIOS OR CLASSES OF SHARES of the Transfer Agency and Administrative Agreement between Accessor Funds, Inc. and Accessor Capital Management LP (the "Transfer Agency Agreement") Accessor Funds, Inc. desires to have Accessor Capital Management LP render services under the terms of the Transfer Agency Agreement.

If this is acceptable, please indicate your acceptance in the space provided below.

Sincerely,



Christine J. Stansbery
Secretary


Accepted:

Accessor Capital Management LP
By Bennington Management Associates, Inc.
Its Managing General Partner


By:      /S/ J. Anthony Whatley III
   ----------------------------------
         J. Anthony Whatley III
         President

Date:
     --------------------------------